Exhibit 99.1

NEWS RELEASE

Investor Contact:
Jessica Greiner
Director of Investor Relations
Trinity Industries, Inc.
214/631-4420

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Reports First Quarter 2012 Results

DALLAS – April 25, 2012 – Trinity Industries, Inc. (NYSE:TRN) today reported net income attributable to Trinity’s stockholders of $52.9 million, or $0.66 per common diluted share, for the first quarter ended March 31, 2012. Net income for the same quarter of 2011 was $24.2 million, or $0.30 per common diluted share. Revenues for the first quarter of 2012 were $925.3 million compared to revenues of $634.2 million for the same quarter of 2011. The Company reported an operating profit of $122.4 million in the first quarter of 2012, a 43% increase compared to an operating profit of $85.5 million for the same quarter last year. The Company also benefitted from a lower effective tax rate of 32.9% in the first quarter due to the settlement of certain tax audits.

“I am pleased with our consolidated financial performance in the first quarter,” said Timothy R. Wallace, Trinity’s Chairman, CEO and President. “Our revenues increased by 46% over the same period in 2011 and our net income increased by 119%. Our strong first quarter results were driven by a significant increase in railcar shipments compared to last year, along with improved profitability and a higher level of railcar sales from the Railcar Leasing business. In addition, deliveries in our Inland Barge Group increased during the quarter compared to the prior year. While all of our business segments reported increases in revenues for the first quarter of 2012 compared to the same quarter last year, our Energy Equipment Group’s operating performance during the quarter reflects continued challenges in our structural wind towers business. The balance of our business segments reported increases in operating margins due to higher volumes and improved operating leverage.”

In the first quarter of 2012, the Rail Group reported revenues of $467.1 million and an operating profit of $40.1 million. This compares to revenues of $219.8 million and an operating profit of $9.3 million in the first quarter of 2011. The Rail Group shipped approximately 5,010 railcars and received orders for approximately 3,255 railcars with a value of $393.2 million during the first quarter. As a result, the value of the Rail Group backlog remained stable during the quarter at $2.6 billion, representing approximately 27,245 railcars as of March 31, 2012, compared to a backlog of approximately $2.6 billion as of December 31, 2011, representing approximately 29,000 railcars.

During the first quarter of 2012, the Railcar Leasing and Management Services Group reported leasing and management revenues of $127.4 million compared to $119.8 million in the first quarter of 2011 due to continued growth in the lease fleet, higher rental rates, and improved utilization. In addition, the Railcar Leasing business recognized revenue of $14.9 million in sales of railcars from the lease fleet during the first quarter. Operating profit for this group was $66.5 million for the first quarter of 2012 compared to operating profit of $54.7 million during the first quarter of 2011. Included in the operating results for the first quarter of 2012 were $6.6 million of profits from railcar sales. For the same period last year, the operating results included $1.1 million of profits from railcar sales. The increase in operating profit for the segment was due to increased railcar sales from the lease fleet, additions to the lease fleet, improved utilization, and higher rental rates.

The Inland Barge Group reported revenues of $169.4 million and an operating profit of $30.0 million in the first quarter of 2012 which included a $3.4 million net gain from the sale of 15 of the 17 barges in the barge lease fleet. This compares to revenues of $137.9 million and an operating profit of $21.7 million in the first quarter of 2011. During the first quarter of 2012, the Inland Barge Group received orders of approximately $187 million, and as of March 31, 2012 had a backlog of approximately $512 million compared to a backlog of approximately $495 million as of December 31, 2011.

The Energy Equipment Group reported revenues of $125.0 million in the first quarter of 2012 compared to revenues of $118.7 million in the same quarter of 2011. Revenues increased compared to the same period in 2011 as a result of higher demand for tank containers, tank heads, and utility structures offsetting lower structural wind tower shipments. The group incurred an operating loss of $3.8 million in the first quarter of 2012 compared to an operating profit of $10.5 million in the first quarter of 2011. The decrease in operating profit for the three month period ended March 31, 2012 was due to a number of issues related to the structural wind tower business, including product mix, lower shipments, and competitive pricing on structural wind towers. The backlog for structural wind towers as of March 31, 2012 was approximately $885 million compared to approximately $934 million as of December 31, 2011. Approximately $413 million of this backlog is subject to litigation with a structural wind tower customer for the customer’s breach of a long-term supply contract for the manufacture of towers.

Revenues in the Construction Products Group were $155.0 million in the first quarter of 2012 compared to revenues of $133.6 million in the first quarter of 2011. The group recorded an operating profit of $10.8 million in the first quarter of 2012 compared to an operating profit of $8.3 million in the first quarter of 2011. The increase in revenues for the three month period ended March 31, 2012 compared to the same period in 2011 was primarily attributable to higher volumes in the Highway Products business and other product lines partially offset by lower revenues in the Concrete and Aggregates business resulting from the divestiture of several ready mix concrete facilities located in Central Texas in April 2011. The increase in operating profit was primarily the result of acquisitions made in our Highway Products business in prior years and the divestitures of the Central Texas ready mix facilities along with improved efficiencies in our Concrete and Aggregates business and higher volumes in other product lines.

The Company reported a 32.9% effective tax rate in the first quarter of 2012 compared to 38.8% in the first quarter of 2011. The decrease in the effective tax rate was primarily due to the recognition of an approximately $3.5 million tax benefit resulting from the settlement of a U.S. federal tax audit for the 2004-2005 tax years.

Earnings Outlook
The Company anticipates earnings per common diluted share of between $0.70 and $0.75 for the second quarter of 2012 compared to earnings per common diluted share of $0.37 in the second quarter of 2011. For the full year 2012, the Company anticipates earnings per common diluted share of between $2.55 and $2.70 compared to full year earnings per common diluted share of $1.77 in 2011. Full year 2011 results included a cumulative net gain of $0.12 per common diluted share, related to flood settlement claims arising from two separate flood events that occurred in our Inland Barge Group in 2010 and 2011.

Results for the second quarter and full year 2012 could be impacted by a number of factors, including: the level of operating leverage we achieve as our rail business continues to operate at a relatively steady level of production; additional prospective sales of railcars from the leasing portfolio; the amount of profit eliminations due to railcar additions to our Leasing Group; the impact of weather conditions on our Construction Products businesses; and the impact of product mix changes as well as the outcome of pending litigation in our structural wind towers business.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on April 26, 2012 to discuss its first quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-2669 until 11:59 p.m. Eastern on May 3, 2012.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

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Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues(1)	$925.3	$634.2
Operating costs:
Cost of revenues	756.5	500.3
Selling, engineering, and administrative expenses	53.9	50.3
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales(1)	(3.7)	(1.1)
Other	(3.8)	(0.8)

	802.9	548.7

Operating profit	122.4	85.5
Interest expense, net	47.5	44.2
Other (income) expense	(3.0)	(0.5)

Income before income taxes	77.9	41.8
Provision for income taxes	25.6	16.2

Net income	52.3	25.6
Net income attributable to noncontrolling interest	(0.6)	1.4

Net income attributable to Trinity Industries, Inc.	$52.9	$24.2

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.66	$0.30
Diluted	$0.66	$0.30
Weighted average number of shares outstanding:
Basic	77.8	77.1
Diluted	78.1	77.4

(1) In 2011, the Company adopted the emerging industry policy of recognizing sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year as a net gain or loss from the disposal of a long-term asset. Proceeds from the sales of railcars owned more than one year at the time of sale were $26.5 million and $10.0 million for the three months ended March 31, 2012 and 2011, respectively. There is no change in accounting treatment for sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less which continue to be reported in revenues and cost of revenues. Operating profit from sales of railcars owned one year or less at the time of sale was $2.9 million and $0.0 million for the three months ended March 31, 2012 and 2011, respectively. Prior year reported amounts have been reclassified to conform to this policy.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2012	2011
Rail Group	$467.1	$219.8
Construction Products Group	155.0	133.6
Inland Barge Group	169.4	137.9
Energy Equipment Group	125.0	118.7
Railcar Leasing and Management Services	142.3	119.8
Group(1)
All Other	15.7	13.1
Eliminations – lease subsidiary	(122.6)	(85.4)
Eliminations – other	(26.6)	(23.3)

Consolidated Total	$925.3	$634.2

Operating profit (loss):	Three Months Ended March 31,
	2012	2011
Rail Group	$40.1	$9.3
Construction Products Group	10.8	8.3
Inland Barge Group	30.0	21.7
Energy Equipment Group	(3.8)	10.5
Railcar Leasing and Management Services	66.5	54.7
Group(1)
All Other	1.2	(0.3)
Corporate	(11.6)	(10.7)
Eliminations – lease subsidiary	(10.9)	(8.1)
Eliminations – other	0.1	0.1

Consolidated Total	$122.4	$85.5

(1) In the fourth quarter of 2011, the Company adopted the emerging industry policy of recognizing sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year as a net gain or loss from the disposal of a long-term asset. There is no change in accounting treatment for sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less which continue to be reported in revenues and cost of revenues. Prior year reported amounts have been reclassified to conform to this policy.
Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31,	December 31,
	2012	2011
Cash and cash equivalents	$304.8	$351.1
Receivables, net of allowance	367.2	384.3
Income tax receivable	1.4	1.6
Inventories	596.0	549.9
Restricted cash	224.0	240.3
Net property, plant, and equipment	4,217.3	4,179.5
Goodwill	225.9	225.9
Other assets	193.6	188.4

	$6,130.2	$6,121.0

Accounts payable	$220.9	$207.4
Accrued liabilities	384.0	421.3
Debt, net of unamortized discount of $96.8 and $99.8	2,927.5	2,974.9
Deferred income	37.4	38.7
Deferred income taxes	465.5	434.7
Other liabilities	90.6	95.7
Stockholders’ equity	2,004.3	1,948.3

	$6,130.2	$6,121.0

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31,	December 31, 2011
	2012
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,235.5	$1,242.8
Accumulated depreciation	(735.1)	(732.8)

	500.4	510.0

Leasing:
Wholly-owned subsidiaries:
Machinery and other	9.6	9.6
Equipment on lease	3,497.2	3,429.3
Accumulated depreciation	(398.2)	(372.9)

	3,108.6	3,066.0

TRIP Holdings:
Equipment on lease	1,271.4	1,257.7
Accumulated depreciation	(128.7)	(122.7)

	1,142.7	1,135.0

Net deferred profit on railcars sold to the Leasing Group:
Sold to wholly-owned subsidiaries	(348.0)	(344.5)
Sold to TRIP Holdings	(186.4)	(187.0)

	(534.4)	(531.5)

	$4,217.3	$4,179.5

Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned subsidiaries	55,485	54,595
TRIP Holdings	14,470	14,350

Total fleet	69,955	68,945
Portfolio utilization:
Wholly-owned subsidiaries	99.4%	99.3%
TRIP Holdings	99.9%	99.9%
Total fleet	99.5%	99.5%

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31,	December 31,
	2012	2011
Debt
Corporate/Manufacturing – Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Less: unamortized discount	(96.8)	(99.8)

	353.2	350.2
Other	6.1	4.2

	359.3	354.4

Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	47.9	48.6
Term loan	54.0	54.7

	101.9	103.3

Non-recourse:
Secured railcar equipment notes	833.5	842.0
Warehouse facility	282.7	308.5
Promissory notes	459.3	465.5

	1,575.5	1,616.0

TRIP Holdings — Non-recourse:
Senior secured notes	170.0	170.0
Less: Held by Trinity	(108.8)	(108.8)

	61.2	61.2
Secured railcar equipment notes	829.6	840.0

	890.8	901.2

	$2,927.5	$2,974.9

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31,	December 31,
	2012	2011
Leasing Debt Summary
Total Recourse Debt	$101.9	$103.3
Total Non-Recourse Debt (1)	2,466.3	2,517.2

	$2,568.2	$2,620.5

Total Leasing Debt
Wholly-owned subsidiaries	$1,677.4	$1,719.3
TRIP Holdings(1)	890.8	901.2

	$2,568.2	$2,620.5

Equipment on Lease(2)
Wholly-owned subsidiaries	$3,108.6	$3,066.0
TRIP Holdings	1,142.7	1,135.0

	$4,251.3	$4,201.0

Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	54.0%	56.1%
TRIP Holdings	78.0%	79.4%
Combined	60.4%	62.4%
(1) Excludes $108.8 million in TRIP Holdings’ Senior Secured Notes owned by Trinity and eliminated in consolidation.
(2) Excludes net deferred profit on railcars sold to the Leasing Group which is eliminated in consolidation.

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended			Three Months Ended
	March 31, 2012			March 31, 2011
					Average
	Income (Loss)	Average Shares	EPS	Income (Loss)	Shares	EPS
Net income attributable to Trinity Industries, Inc.	$52.9			$24.2
Unvested restricted share participation	(1.7)			(0.9)

Net income attributable to Trinity Industries, Inc. – basic	51.2	77.8	$0.66	23.3	77.1	$0.30

Effect of dilutive securities:
Stock options	—	0.3		—	0.3

Net income attributable to Trinity Industries, Inc. – diluted	$51.2	78.1	$0.66	$23.3	77.4	$0.30

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended March 31,
	2012	2011
Net income	$52.3	$25.6
Add:
Interest expense	47.9	44.5
Provision for income taxes	25.6	16.2
Depreciation and amortization expense	49.1	47.6

Earnings before interest expense, income taxes, and depreciation and amortization expense	$174.9	$133.9

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